Exhibit 99.1

Investor Relations inquiries:	News Media inquiries:
Lee Fishman	Keoni Wagner
Matson, Inc.	Matson, Inc.
510.628.4227	510.628.4534
lfishman@matson.com	kwagner@matson.com

FOR IMMEDIATE RELEASE

MATSON, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

●	4Q20 EPS of $1.96
●	Full Year 2020 EPS of $4.44
●	Full Year 2020 Net Income and EBITDA of $193.1 million and $423.7 million, respectively
●	Year-over-year increase in 4Q20 and Full Year 2020 consolidated operating income driven primarily by China service strength
●	Leverage ratio per debt agreements at year end of approximately 1.7x

HONOLULU, Hawaii (February 23, 2021) – Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, today reported net income of $85.6 million, or $1.96 per diluted share, for the quarter ended December 31, 2020. Net income for the quarter ended December 31, 2019 was $15.6 million, or $0.36 per diluted share. Consolidated revenue for the fourth quarter 2020 was $700.1 million compared with $540.7 million for the fourth quarter 2019.

For the twelve months ended December 31, 2020, Matson reported net income of $193.1 million, or $4.44 per diluted share compared with $82.7 million, or $1.91 per diluted share in 2019. Consolidated revenue for the twelve month period ended December 31, 2020 was $2,383.3 million, compared with $2,203.1 million in 2019.

“Matson capped off a strong year with continued solid performance in the fourth quarter from Ocean Transportation and Logistics despite the ongoing challenges from the COVID-19 pandemic and related economic effects,” said Chairman and Chief Executive Officer Matt Cox. “Within Ocean Transportation, our China service saw significant demand for its CLX and CLX+ expedited ocean services and was the primary driver of the increase in consolidated operating income year-over-year for the quarter and the full year. We continued to see favorable supply and demand dynamics in the transpacific tradelane during the fourth quarter, and we continue to expect largely all of these trends to remain favorable in the first half of 2021 as the pandemic persists. As the pandemic subsides with widespread vaccination, we expect some of the supply and demand factors that we are currently benefitting from to remain and continue to drive demand for our CLX and CLX+ services.”

Mr. Cox added, “In our other core tradelanes for the fourth quarter, we continued to see elevated demand for sustenance and home improvement goods lead to higher year-over-year volume growth in Hawaii, Alaska and Guam. For the full year 2020, Hawaii and Guam volume approached the levels achieved in the year ago period despite the economic challenges from the pandemic, and Alaska volume was modestly higher than the level achieved in the full year 2019. Logistics operating income for the fourth quarter increased year-over-year as a result of elevated goods consumption and inventory restocking and tight supply and demand fundamentals in our core markets. For the full year 2020, Logistics operating income was modestly lower compared to the level achieved in the full year 2019 largely due to the pandemic’s impacts on the business lines in the first half of the year.”

Fourth Quarter 2020 Discussion and Update on Business Conditions

Ocean Transportation: The Company’s container volume in the Hawaii service in the fourth quarter 2020 was 0.8 percent higher year-over-year primarily due to an additional westbound sailing and higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic. The State of Hawaii eased visitor travel restrictions to the islands in October and saw an improvement in the daily passenger counts, but tourism activity remained significantly below the levels achieved in the prior year period. Tourism levels are expected to remain low until the pandemic subsides and to have a meaningfully negative impact on Hawaii’s economy.

In China, the Company’s container volume in the fourth quarter 2020 was 139.1 percent higher year-over-year due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane. Matson continued to realize a rate premium in the fourth quarter 2020 and achieved average freight rates that were higher than in the year ago period. The Company expects elevated consumption of e-commerce and other commodities coupled with other supply and demand factors in the tradelane to largely remain favorable in the first half of 2021 as the pandemic persists. As the pandemic subsides with widespread vaccination, we expect some of the supply and demand factors that we are currently benefitting from to remain and continue to drive demand for our CLX and CLX+ services.

In Guam, the Company’s container volume in the fourth quarter 2020 increased 4.2 percent year-over-year primarily due to higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic. In the near-term, we expect depressed tourism levels to have a negative impact on the Guam economy.

In Alaska, the Company’s container volume for the fourth quarter 2020 increased 18.9 percent year-over-year as a result of higher northbound volume primarily due to two additional sailings and higher demand for sustenance and home improvement goods, and modestly higher southbound volume. The Alaska economy continues to be negatively impacted by the economic effects from the COVID-19 pandemic and a low oil price environment. In the near-term, we expect the economy to slowly recover, but remain challenged until the pandemic subsides.

The contribution in the fourth quarter 2020 from the Company’s SSAT joint venture investment was $10.9 million, or $7.9 million higher than the fourth quarter 2019. The increase was driven by higher lift volume.

Logistics: In the fourth quarter 2020, operating income for the Company’s Logistics segment was $9.6 million, or $2.0 million higher compared to the operating income achieved in the fourth quarter 2019. The increase was due primarily to a higher contribution from transportation brokerage as a result of elevated goods consumption and inventory restocking and tight supply and demand fundamentals in our core markets.

Results By Segment

Ocean Transportation — Three months ended December 31, 2020 compared with 2019

	Three Months Ended December 31,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$543.9	$416.1	$127.8	30.7%
Operating costs and expenses	(435.8)	(398.3)	(37.5)	9.4%
Operating income	$108.1	$17.8	$90.3	507.3%
Operating income margin	19.9%	4.3%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	37,600	37,300	300	0.8%
Hawaii automobiles	12,200	13,500	(1,300)	(9.6)%
Alaska containers	17,600	14,800	2,800	18.9%
China containers	40,400	16,900	23,500	139.1%
Guam containers	5,000	4,800	200	4.2%
Other containers (2)	4,900	4,200	700	16.7%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $127.8 million during the three months ended December 31, 2020, compared with the three months ended December 31, 2019. The increase was primarily due to higher freight revenue in the China service, including revenue associated with the CLX+ service, and higher service revenue in Alaska, partially offset by lower fuel-related surcharge revenue.

On a year-over-year FEU basis, Hawaii container volume increased 0.8 percent primarily due to an additional westbound sailing and higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic; Alaska volume increased 18.9 percent as a result of higher northbound volume primarily due to two additional sailings and higher demand for sustenance and home improvement goods, and modestly higher southbound volume; China volume was 139.1 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane; Guam volume was 4.2 percent higher primarily due to higher demand for sustenance and home improvement goods, partially offset by lower tourism activity as a result of the pandemic; and Other containers volume increased 16.7 percent.

Ocean Transportation operating income increased $90.3 million, or 507.3 percent, during the three months ended December 31, 2020, compared with the three months ended December 31, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+ service, the timing of fuel-related surcharge collections, a higher contribution from SSAT and a higher contribution from the Alaska service, partially offset by higher selling, general and administrative expenses.

The Company’s SSAT terminal joint venture investment contributed $10.9 million during the three months ended December 31, 2020, compared to a contribution of $3.0 million during the three months ended December 31, 2019. The increase was driven by higher lift volume.

Ocean Transportation — Year ended December 31 2020 compared with 2019

	Years Ended December 31,
(Dollars in millions)	2020	2019	Change
Ocean Transportation revenue	$1,853.9	$1,666.6	$187.3	11.2%
Operating costs and expenses	(1,609.1)	(1,575.8)	(33.3)	2.1%
Operating income	$244.8	$90.8	$154.0	169.6%
Operating income margin	13.2%	5.4%

Volume (Forty-foot equivalent units (FEU), except for automobiles) (1)
Hawaii containers	145,700	146,600	(900)	(0.6)%
Hawaii automobiles	46,600	62,900	(16,300)	(25.9)%
Alaska containers	72,600	69,400	3,200	4.6%
China containers	118,900	64,000	54,900	85.8%
Guam containers	18,900	19,400	(500)	(2.6)%
Other containers (2)	17,500	16,900	600	3.6%

(1)	Approximate volumes included for the period are based on the voyage departure date, but revenue and operating income are adjusted to reflect the percentage of revenue and operating income earned during the reporting period for voyages in transit at the end of each reporting period.
(2)	Includes containers from services in various islands in Micronesia and the South Pacific, and Okinawa, Japan.

Ocean Transportation revenue increased $187.3 million, or 11.2 percent, during the year ended December 31, 2020, compared with the year ended December 31, 2019. The increase was primarily due to higher freight revenue in the China service, including revenue associated with the CLX+ service, partially offset by lower fuel-related surcharge revenue and lower revenue in Hawaii.

On a year-over-year FEU basis, Hawaii container volume decreased 0.6 percent primarily due to lower volume as a result of the pandemic and its effects on tourism, partially offset by volume associated with the dry-docking of one of Pasha’s vessels in the second quarter and higher demand for sustenance and home improvement goods; Alaska volume increased by 4.6 percent primarily due to higher northbound volume, including volume associated with the dry-docking of a competitor’s vessel and one additional sailing, partially offset by modestly lower southbound volume; China volume was 85.8 percent higher primarily due to volume from the CLX+ service in addition to higher volume on the CLX service as a result of our increased capacity in the tradelane; Guam volume was 2.6 percent lower primarily due to lower demand for retail-related goods resulting from the pandemic and its related effects; and Other container volume increased 3.6 percent.

Ocean Transportation operating income increased $154.0 million, or 169.6 percent, during the year ended December 31, 2020, compared with the year ended December 31, 2019. The increase was primarily due to a higher contribution from the China service, including the contribution from the CLX+ service, and lower vessel operating costs, including the impact of one less vessel operating in the Hawaii service, partially offset by a lower contribution from the Hawaii service.

The Company’s SSAT terminal joint venture investment contributed $26.3 million during the year ended December 31, 2020, compared to a contribution of $20.8 million during the year ended December 31, 2019. The increase was largely attributable to lower operating costs.

Logistics — Three months ended December 31, 2020 compared with 2019

	Three Months Ended December 31,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$156.2	$124.6	$31.6	25.4%
Operating costs and expenses	(146.6)	(117.0)	(29.6)	25.3%
Operating income	$9.6	$7.6	$2.0	26.3%
Operating income margin	6.1%	6.1%

Logistics revenue increased $31.6 million, or 25.4 percent, during the three months ended December 31, 2020, compared with the three months ended December 31, 2019. The increase was primarily due to higher transportation brokerage revenue.

Logistics operating income increased $2.0 million, or 26.3 percent, for the three months ended December 31, 2020, compared with the three months ended December 31, 2019. The increase was due primarily to a higher contribution from transportation brokerage.

Logistics — Year ended December 31, 2020 compared with 2019

	Years Ended December 31,
(Dollars in millions)	2020	2019	Change
Logistics revenue	$529.4	$536.5	$(7.1)	(1.3)%
Operating costs and expenses	(493.9)	(498.2)	4.3	(0.9)%
Operating income	$35.5	$38.3	$(2.8)	(7.3)%
Operating income margin	6.7%	7.1%

Logistics revenue decreased $7.1 million, or 1.3 percent, during the year ended December 31, 2020, compared with the year ended December 31, 2019. The decrease was primarily due to lower transportation brokerage and freight forwarding revenue.

Logistics operating income decreased $2.8 million, or 7.3 percent, for the year ended December 31, 2020, compared with year ended December 31, 2019. The decrease was due primarily to a lower contribution from freight forwarding.

Liquidity, Cash Flows and Capital Allocation

Matson’s Cash and Cash Equivalents decreased by $6.8 million from $21.2 million at December 31, 2019 to $14.4 million at December 31, 2020. Matson generated net cash from operating activities of $429.8 million during the year ended December 31, 2020, compared to $248.8 million during the year ended December 31, 2019. Capital expenditures, including capitalized vessel construction expenditures, totaled $192.3 million for the year ended December  31, 2020, compared with $310.3 million for the year ended December 31, 2019. Total debt decreased by $198.3 million during the year to $760.1 million as of December 31, 2020, of which $700.9 million was classified as long-term debt.

As of December 31, 2020 Matson had available borrowings under its revolving credit facility of $570.1 million and a leverage ratio per the amended debt agreements of approximately 1.7x.

As previously announced, Matson’s Board of Directors declared a cash dividend of $0.23 per share payable on March 4, 2021 to all shareholders of record as of the close of business on February 11, 2021.

Teleconference and Webcast

A conference call is scheduled for 4:30 p.m. ET when Matt Cox, Chairman and Chief Executive Officer, and Joel Wine, Executive Vice President and Chief Financial Officer, will discuss Matson’s fourth quarter results.

Date of Conference Call:	Tuesday, February 23, 2021
Scheduled Time:	4:30 p.m. ET / 1:30 p.m. PT / 11:30 a.m. HT
Participant Toll Free Dial-In #:	1-877-312-5524
International Dial-In #:	1-253-237-1144

The conference call will be broadcast live along with an additional slide presentation on the Company’s website at www.matson.com, under Investors. A replay of the conference call will be available approximately two hours after the call through March 2, 2021 by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference number 4135479. The slides and audio webcast of the conference call will be archived for one full quarter on the Company's website at www.matson.com, under Investors.

About the Company

Founded in 1882, Matson (NYSE: MATX) is a leading provider of ocean transportation and logistics services. Matson provides a vital lifeline to the domestic non-contiguous economies of Hawaii, Alaska, and Guam, and to other island economies in Micronesia. Matson also operates two premium, expedited services from China to Long Beach, California, provides service to Okinawa, Japan and various islands in the South Pacific, and operates an international export service from Dutch Harbor to Asia. The Company's fleet of owned and chartered vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage, warehousing, freight consolidation, Asia supply chain services, and forwarding to Alaska. Additional information about the Company is available at www.matson.com.

GAAP to Non-GAAP Reconciliation

This press release, the Form 8-K and the information to be discussed in the conference call include non-GAAP measures. While Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and Net Debt-to-EBITDA.

Forward-Looking Statements

Statements in this news release that are not historical facts are “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation those statements regarding performance and financial results, the COVID-19 pandemic and related economic effects, vaccinations, supply and demand dynamics in the transpacific tradelane, inventory restocking and consumption of e-commerce and other commodities, tourism levels, cash flow expectations and uses of cash and cash flows, vessel deployments and operating efficiencies, duration and availability of vessel charters, vessel transit times, organic growth opportunities, demand and volume levels in the China service and in the Hawaii, Alaska and Guam tradelanes, economic growth and drivers in Hawaii, Alaska and Guam, lift volumes at SSAT, capital expenditures and reducing debt. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement, including but not limited to risks and uncertainties relating to repeal, substantial amendment or waiver of the Jones Act or its application, or our failure to maintain our status as a United States citizen under the Jones Act; regional, national and international economic conditions; new or increased competition or improvements in competitors’ service levels; fuel prices, our ability to collect fuel-related surcharges and/or the cost or limited availability of low-sulfur fuel; delays or cost overruns related to the installation of scrubbers; our relationship with vendors, customers and partners and changes in related agreements; the actions of our competitors; our ability to offer a differentiated service in China for which customers are willing to pay a significant premium; the imposition of tariffs or a change in international trade policies; increases in vessel charter rates or fuel costs, inability to recharter vessels, strains on moving cargo through our terminals, or limitations on the availability of adequate equipment; the magnitude and timing of the impact of public health crises, including COVID-19; any unanticipated dry-dock or repair expenses; any delays or cost overruns related to the modernization of terminals; consummating and integrating acquisitions; changes in general economic and/or industry-specific conditions; competition and growth rates within the logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing truck, rail, ocean and air carriers; changes in customer base due to possible consolidation among customers; conditions in the financial markets; changes in our credit profile and our future financial performance; our ability to obtain future debt financings; continuation of the Title XI and CCF programs; the impact of future and pending legislation, including environmental legislation; government regulations and investigations; relations with our unions; satisfactory negotiation and renewal of expired collective bargaining agreements without significant disruption to Matson’s operations; war, terrorist attacks or other acts of violence; the use of our information technology and communication systems and cybersecurity attacks; and the occurrence of marine accidents, poor weather or natural disasters. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2020	2019	2020	2019
Operating Revenue:
Ocean Transportation	$543.9	$416.1	$1,853.9	$1,666.6
Logistics	156.2	124.6	529.4	536.5
Total Operating Revenue	700.1	540.7	2,383.3	2,203.1

Costs and Expenses:
Operating costs	(533.9)	(465.5)	(1,904.3)	(1,878.0)
Income from SSAT	10.9	3.0	26.3	20.8
Selling, general and administrative	(59.4)	(52.8)	(225.0)	(216.8)
Total Costs and Expenses	(582.4)	(515.3)	(2,103.0)	(2,074.0)

Operating Income	117.7	25.4	280.3	129.1
Interest expense	(4.9)	(5.6)	(27.4)	(22.5)
Other income (expense), net	1.6	0.3	6.1	1.2
Income before Income Taxes	114.4	20.1	259.0	107.8
Income taxes	(28.8)	(4.5)	(65.9)	(25.1)
Net Income	$85.6	$15.6	$193.1	$82.7

Basic Earnings Per Share	$1.99	$0.36	$4.48	$1.93
Diluted Earnings Per Share	$1.96	$0.36	$4.44	$1.91

Weighted Average Number of Shares Outstanding:
Basic	43.1	42.9	43.1	42.8
Diluted	43.7	43.3	43.5	43.3

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
(In millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$14.4	$21.2
Other current assets	291.5	268.4
Total current assets	305.9	289.6
Long-term Assets:
Investment in SSAT	48.7	76.2
Property and equipment, net	1,689.9	1,598.1
Goodwill	327.8	327.8
Intangible assets, net	192.0	202.9
Other long-term assets	336.3	350.8
Total long-term assets	2,594.7	2,555.8
Total assets	$2,900.6	$2,845.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of debt	$59.2	$48.4
Other current liabilities	452.3	388.3
Total current liabilities	511.5	436.7
Long-term Liabilities:
Long-term debt, net of deferred loan fees	685.6	910.0
Deferred income taxes	389.6	337.6
Other long-term liabilities	352.7	355.4
Total long-term liabilities	1,427.9	1,603.0

Total shareholders’ equity	961.2	805.7
Total liabilities and shareholders’ equity	$2,900.6	$2,845.4

MATSON, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Years Ended December 31,
(In millions)	2020	2019	2018
Cash Flows From Operating Activities:
Net income	$193.1	$82.7	$109.0
Reconciling adjustments:
Depreciation and amortization	114.9	100.4	94.4
Amortization of operating lease right of use assets	74.8	60.7	—
Deferred income taxes	52.1	23.6	29.3
Loss (Gain) on disposal of property and equipment	2.8	(1.4)	(1.9)
Share-based compensation expense	18.8	11.3	12.1
Income from SSAT	(26.3)	(20.8)	(36.8)
Distributions from SSAT	55.4	25.2	42.0
Changes in assets and liabilities:
Accounts receivable, net	(48.0)	17.8	(29.1)
Deferred dry-docking payments	(16.8)	(25.9)	(19.2)
Deferred dry-docking amortization	25.1	34.3	37.4
Prepaid expenses and other assets	21.9	24.5	4.2
Accounts payable, accruals and other liabilities	44.8	(13.9)	71.2
Operating lease liabilities	(75.9)	(59.9)	—
Other long-term liabilities	(6.9)	(9.8)	(7.6)
Net cash provided by operating activities	429.8	248.8	305.0

Cash Flows From Investing Activities:
Capitalized vessel construction expenditure	(87.8)	(219.1)	(338.6)
Other capital expenditures	(104.5)	(91.2)	(62.6)
Proceeds from disposal of property and equipment	15.3	3.4	136.3
Cash deposits into Capital Construction Fund	(132.4)	(96.2)	(340.0)
Withdrawals from Capital Construction Fund	132.4	96.2	340.9
Proceeds from sale of other investments	—	—	3.7
Net cash used in investing activities	(177.0)	(306.9)	(260.3)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	325.5	—	—
Repayments of debt	(216.5)	(42.1)	(30.7)
Proceeds from revolving credit facility	648.0	622.1	963.9
Repayments of revolving credit facility	(955.3)	(478.0)	(933.9)
Payment of financing costs	(18.5)	—	—
Proceeds from issuance of common stock	0.1	0.3	0.7
Dividends paid	(39.2)	(37.2)	(35.4)
Tax withholding related to net share settlements of restricted stock units	(5.6)	(3.1)	(4.6)
Net cash provided by (used in) financing activities	(261.5)	62.0	(40.0)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(8.7)	3.9	4.7
Cash, Cash Equivalents and Restricted Cash, Beginning of the Year	28.4	24.5	19.8
Cash, Cash Equivalents and Restricted Cash, End of the Year	$19.7	$28.4	$24.5

Reconciliation of Cash, Cash Equivalents, and Restricted Cash, at End of the Year:
Cash and Cash Equivalents	$14.4	$21.2	$19.6
Restricted Cash	5.3	7.2	4.9
Total Cash, Cash Equivalents and Restricted Cash, End of the Year	$19.7	$28.4	$24.5

Supplemental Cash Flow Information:
Interest paid, net of capitalized interest	$26.2	$22.0	$18.3
Income tax paid, net of income tax refunds	$(16.1)	$(24.2)	$5.2

Non-cash Information:
Capital expenditures included in accounts payable, accruals and other liabilities	$24.7	$8.5	$4.1

MATSON, INC. AND SUBSIDIARIES

Total Debt to Net Debt and Net Income to EBITDA Reconciliations

(Unaudited)

NET DEBT RECONCILIATION

December 31,
(In millions)	2020
Total Debt (1):	$760.1
Less: Cash and cash equivalents	(14.4)
Net Debt	$745.7

EBITDA RECONCILIATION

	Three Months Ended
	December 31,
(In millions)	2020	2019	Change
Net Income	$85.6	$15.6	$70.0
Add: Income taxes	28.8	4.5	24.3
Add: Interest expense	4.9	5.6	(0.7)
Add: Depreciation and amortization	29.7	26.9	2.8
Add: Dry-dock amortization	7.3	8.4	(1.1)
EBITDA (2)	$156.3	$61.0	$95.3

	Years Ended
	December 31,
(In millions)	2020	2019	Change
Net Income	$193.1	$82.7	$110.4
Add: Income taxes	65.9	25.1	40.8
Add: Interest expense	27.4	22.5	4.9
Add: Depreciation and amortization	112.2	99.7	12.5
Add: Dry-dock amortization	25.1	34.3	(9.2)
EBITDA (2)	$423.7	$264.3	$159.4

(1)	Total Debt is presented before any reduction for deferred loan fees as required by GAAP.
(2)	EBITDA is defined as the sum of net income plus income taxes, interest expense and depreciation and amortization (including deferred dry-docking amortization). EBITDA should not be considered as an alternative to net income (as determined in accordance with GAAP), as an indicator of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Our calculation of EBITDA may not be comparable to EBITDA as calculated by other companies, nor is this calculation identical to the EBITDA used by our lenders to determine financial covenant compliance.